Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Dee Johnson
FOR IMMEDIATE RELEASE	(314) 719-1869
VIASYSTEMS ANNOUNCES FOURTH-QUARTER 2009 RESULTS
ST. LOUIS, February 24, 2010 — Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced consolidated financial results for the fourth quarter ended December 31, 2009.
Highlights
•	Net sales increased 8.5% sequentially, to $131.4 million. This was the second consecutive quarter of overall sales improvement. Bookings were approximately $151.0 million, resulting in a book-to-bill ratio of 1.15.

•	Gross margin percentage improved sequentially by 180 basis points to 22.5%.

•	Operating income more than doubled sequentially, to $2.5 million.

•	Adjusted EBITDA increased to $18.6 million, and Adjusted EBITDA margin percentage increased 140 basis points sequentially to 14.2%.

•	Unrestricted cash on December 31, 2009, was $109.0 million.
“The continuing recovery of demand in our markets is encouraging,” said David M. Sindelar, Chief Executive Officer of Viasystems. “Having completed the acquisition of Merix Corporation earlier this month, we now have the industry’s finest array of high tech and quick-turn capabilities, which positions Viasystems to bring more value to our combined customer base and to make the most of the market recovery,” Mr. Sindelar said. “Our immediate focus is the successful integration of the two businesses and the achievement of the $20 million cost synergies identified from the merger.”
Financial Results
The Company reported net sales of $131.4 million for the three months ended December 31, 2009, an 8.5% increase compared with the three months ended September 30, 2009 and an 11.1% decrease from net sales during the same period in 2008. The sequential increase is due to stronger demand in the automotive, telecommunications, and computer/datacom end markets.
Adjusted EBITDA for the three months ended December 31, 2009 was $18.6 million, which represents a 20% increase over the third quarter ended September 30, 2009 and a 14% increase compared to the same period in 2008. The favorable year-over-year comparison reflects successful cost reduction efforts during 2009. A reconciliation of Adjusted EBITDA to Operating Income is provided at the end of this news release.
Segment Information
Net sales in the Company’s Printed Circuit Boards (PCB) segment for the fourth quarter were $100.6 million, or an 18% increase over the third quarter of 2009. This increase is driven primarily by strengthening demand in the automotive and industrial and instrumentation markets, in which PCB segment sales increased 12% and 31%, respectively.
Fourth-quarter sales of the Company’s Assembly segment were $30.8 million, a decline of $5.1 million compared with the third quarter of 2009. The decline is attributable to lower demand for the Company’s electro-mechanical solutions products (E-M Solutions) in the Industrial and Instrumentation end-user market.

Cash and Working Capital
Unrestricted cash at December 31, 2009 was $109.0 million, slightly lower than the cash balance of $110.7 million at the end of the third quarter. The Company’s working capital metrics for the fourth quarter are consistent with its historical trends.
Merger with Merix and Recapitalization
Viasystems completed the purchase of Merix Corporation through a merger on February 16, 2009. In connection with and prior to the merger, Viasystems completed a recapitalization such that the shares of Viasystems common and preferred stock reflected on the balance sheet on December 31, 2009 have been exchanged for Viasystems common shares at exchange ratios described in the Plan of Merger filed with SEC. Shares of Viasystems and cash were also paid in consideration for the common stock and convertible debentures of Merix Corporation pursuant to the Merger Agreement. After the recapitalization and merger, there are approximately 20.0 million shares of Viasystems common stock outstanding and no preferred or other classes of stock. With respect to future periods, the Company expects to adopt all the governance and reporting standards applicable to widely held public companies under the NASDAQ Listing Standards.
Use of Non-GAAP Financial Measure
In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA.” Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors and management use Adjusted EBITDA as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the Company’s ability to service debt, and we consider it an appropriate measure to use because of our highly leveraged position.
Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the Company’s consolidated results of operations, such as interest expense, income tax expense and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculation of other companies in the industry, limiting its usefulness as a comparative measure.
Viasystems uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the Company believes are not indicative of its ongoing operating results or will not impact future operating cash flows which include restructuring and impairment charges and stock compensation.
A reconciliation of the Company’s non-GAAP financial measure is provided after the financials tables accompanying this news release.
Investor Conference Call
Viasystems will webcast an investor conference call at 11:00 a.m. Eastern time today, February 24, 2010. The webcast and supporting presentation will be available at www.viasystems.com on the Investor Relations page. The live conference call will be available by telephone for financial analysts at (877) 640-9867 or (914) 495-8546. A replay will be available on the web site for an indefinite period. Investors may also access the replay by telephone through Tuesday, March 2, 2010 at (800) 642-1687 or (705) 645-9291 using conference ID code 56031968.
About Viasystems
Viasystems Group, Inc. is a worldwide provider of complex multi-layer, rigid printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 13,000 employees in North America and Asia serve more than 800 customers in the automotive, telecommunications, computer and data communications, industrial and instrumentation, and defense and aerospace markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.
Forward Looking Statements
Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the Company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments, and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Form S-1 filed by Viasystems with the SEC on February 10, 2010 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Net sales	$131,362	$121,087	$147,811
Operating expenses:
Cost of goods sold, exclusive of items shown separately	101,844	96,101	121,894
Selling, general and administrative	12,958	10,456	9,537
Depreciation	12,329	12,538	13,446
Amortization	291	297	307
Restructuring and impairment	1,473	583	15,069

Operating income (loss)	2,467	1,112	(12,442)
Other expense (income):
Interest expense, net	9,956	8,181	8,015
Loss on early extinguishment of debt	1,628	729	—
Amortization of deferred financing costs	407	515	516
Other, net	3,023	133	1,317

Loss before income taxes	(12,547)	(8,446)	(22,290)
Income taxes	3,362	2,998	(2,714)

Net loss	(15,909)	(11,444)	(19,576)

Less: Accretion of Class B Senior Convertible preferred stock	2,173	2,174	1,998

Net loss attributable to common stockholders	$(18,082)	$(13,618)	$(21,574)

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$108,993	$83,053
Restricted cash	105,734	303
Accounts receivable, net	89,512	96,564
Inventories	49,197	70,419
Deferred taxes	3,115	—
Prepaid expenses and other	8,273	11,599

Total current assets	364,824	261,938
Property, plant and equipment, net	199,044	232,741
Goodwill	79,485	79,485
Intangible assets, net	4,676	5,780
Deferred financing costs, net	7,986	3,917
Other assets	1,223	1,377

Total assets	$657,238	$585,238

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$118,207	$9,617
Accounts payable	90,661	74,668
Accrued and other liabilities	38,751	50,832
Income taxes payable	3,597	7,224
Deferred taxes	—	479

Total current liabilities	251,216	142,820
Long-term debt, less current maturities	212,673	211,046
Other non-current liabilities	34,226	32,882
Mandatory redeemable Class A Junior preferred stock	118,836	108,096

Total liabilities	616,951	494,844

Redeemable Class B Senior Convertible preferred stock	98,327	89,812

Stockholders’ (deficit) equity:
Common stock, $0.01 par value, 9,201,170 shares authorized; 2,415,266 shares issued and outstanding in 2009 and 2008	24	24
Paid-in capital	1,944,413	1,951,980
Accumulated deficit	(2,010,069)	(1,955,352)
Accumulated other comprehensive income	7,592	3,930

Total stockholders’ (deficit) equity	(58,040)	582

Total liabilities and stockholders’ (deficit) equity	$657,238	$585,238

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(Unaudited)

	Year Ended December 31,
	2009	2008
Net cash provided by operating activities	$47,578	$53,738

Investing activities
Capital expenditures	(21,925)	(48,925)
Proceeds from disposals of property	4,352	663

	(17,573)	(48,262)

Financing activities
Proceeds from issuance of 12% Notes	211,792	—
Repayment of 10.5% Notes	(95,065)	—
Change in restricted cash	(105,734)	—
(Repayment) borrowings of debt, net	(5,500)	15,500
Repayment of capital lease obligations	(2,119)	(1,925)
Financing and other fees	(7,439)	—

	(4,065)	13,575

Change in cash	25,940	19,051

Beginning cash	83,053	64,002

Ending cash	$108,993	$83,053

SUPPLEMENTAL INFORMATION
NET SALES AND BALANCE SHEET STATISTICS
(in millions)
(Unaudited)

	Three Months Ended
	December 31, 2009		September 30, 2009		December 31, 2008
Net Sales by Segment
Printed Circuit Boards	$100.6	77%	$85.2	70%	$95.8	65%
Assembly(a)	30.8	23%	35.9	30%	42.8	29%
Other(a)	—	—%	—	—%	9.2	6%

	$131.4	100%	$121.1	100%	$147.8	100%

(a)	With the closure of the Company’s Milwaukee facility, the operating results of the Milwaukee facility were reclassified to “Other.” Segment results for prior periods have been reclassified for comparison purposes.

						Sequential
						Percent
						Change
	Percentage of Net Sales					Dec 31,
	Three Months Ended					2009/
	December 31,	September 30,	June 30,	March 31,	December 31,	Sept. 30,
	2009	2009	2009	2009	2008	2009
Net Sales by End Market
Automotive	44%	42%	36%	32%	38%	12%
Telecom	21%	19%	32%	32%	24%	18%
Industr./Instrumentation	24%	29%	24%	28%	30%	(8%)
Computer/Datacom	11%	10%	8%	8%	8%	22%

	100%	100%	100%	100%	100%	8.5%

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
Working Capital Metrics
Days Sales Outstanding	61.3	57.4	59.4	64.4	58.8
Inventory Turns	8.3	7.7	7.9	6.9	6.9
Days Payables Outstanding	80.1	74.2	67.7	60.3	55.1
Cash Cycle (Days)	24.7	30.2	37.2	56.5	55.7

SUPPLEMENTAL INFORMATION
Reconciliation of Operating Income (Loss) to Adjusted EBITDA
(in millions)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Operating income (loss)	$2.5	$1.1	$(12.4)
Adjustments to operating income (loss):
Depreciation and amortization	12.6	12.8	13.7
Restructuring and impairment	1.5	0.6	15.1
Non-cash stock compensation expense	0.2	0.2	(0.1)
Costs related to Merix merger	1.8	0.8	—

Adjusted EBITDA	$18.6	$15.5	$16.3